Exhibit 99.3

News Release

For more information contact:

Dennis J. Zember Jr.

Executive Vice President & CFO

(229) 890-1111

AMERIS BANCORP ANNOUNCES

PRIVATE PLACEMENT OF COMMON STOCK

January 29, 2015

AMERIS BANCORP (NASDAQ-GS: ABCB), Moultrie, Georgia. Ameris Bancorp (“Ameris” or the “Company”) today announced the sale of shares of the Company’s common stock at a price of $22.50 per share to institutional accredited investors through a private placement. The Company has received commitments for the sale of up to 5,320,000 shares and is in the process of closing the issuance, which is expected to be completed by January 30, 2015. The Company expects to receive net proceeds from the private placement of approximately $114.5 million, which it intends to use, in part, to fund the cash consideration for its recently announced acquisitions of Merchants & Southern Banks of Florida, Inc. and eighteen Bank of America branches located in North Florida and South Georgia.

Sandler O’Neill + Partners, L.P. served as the sole placement agent for the private placement. Ameris was advised by the law firm of Rogers & Hardin LLP.

The securities offered in the private placement have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws. Accordingly, the securities may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws. Pursuant to the terms of a registration rights agreement entered into with the purchasers, the Company has agreed to file within 30 days of the closing of this transaction a registration statement with the Securities and Exchange Commission registering the resale of the shares of Ameris common stock issued in the private placement. Any offering of the Company’s securities under such resale registration statement will be made only by means of a prospectus.

This news release does not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Ameris Bancorp

Ameris Bancorp is headquartered in Moultrie, Georgia, and at the end of the most recent quarter had 73 locations in

Georgia, Alabama, northern Florida and South Carolina.

Forward Looking Statements

This news release contains statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “believe”, “estimate”, “expect”, “intend”, “anticipate” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates which they were made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements and are referred to the Company’s periodic filings with the Securities and Exchange Commission for a summary of certain factors that may impact the Company’s results of operations and financial condition.